Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated April 13, 2001, which includes an explanatory paragraph that describes an accounting change discussed in Note 2 to the consolidated financial statements, covering the audited consolidated financial statements of Acrodyne Communications, Inc. and subsidiary as of and for the year ended December 31, 2000 included in this Form 10-K into Sinclair Broadcast Group, Inc.’s previously filed Registration Statements (File No. 333-58135, File No. 333-12257, File No. 333-12255, File No. 333-43047, File No. 333-31569, File No. 333-31571 and File No. 333-26427).

                                                                                                                /Arthur Andersen, LLP/

Philadelphia, Pennsylvania

March 29, 2002